EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement dated and effective as of January 1, 2012 (this “Agreement”) is entered into by and between Omega Protein Corporation, a Nevada corporation with headquarters in Houston, Texas (the “Company” or “Omega”), and Dr. Mark Griffin (the “Employee”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1. Employment. On the terms and subject to the conditions set forth herein, the Company hereby employs the Employee and the Employee hereby accepts employment with the Company. The Employee will perform the duties, functions and services as assigned to him from time to time by the Chief Executive Officer of the Company or his designee. The Employee’s employment with the Company is employment “at will.” This Agreement does not, and the Employee hereby acknowledges that it does not, change or in any manner modify the Employee’s employment status as employment “at will” with the Company.

2. Compensation and Other Employee Benefits. As compensation for the Employee’s services hereunder, the Company will:

(a)	pay to the Employee an annual base salary (the “Base Salary”), subject to such withholdings or other deductions as may be required by applicable laws or regulations, of Three Hundred Thousand Dollars ($300,000) in accordance with the then current payroll policies of the Company; and

(b)	afford the Employee the right to be eligible to participate in Company employee benefit plans available to all employees generally or, if applicable, to all officers generally, in a manner consistent with the participation of such other employees or, if applicable, officers, in accordance with the terms of such plans; provided, however, that the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit plans; and

(c)	subject to the requirements of the business expense reimbursement policies and procedures of the Company as in effect from time to time, including without limitation, the requirement of written documentation of expenses, and subject to Section 19 of this Agreement, reimburse the Employee for the reasonable out-of-pocket expenses he incurs in the course of performing his duties hereunder; and

(d)	provide the Employee with paid vacation in accordance with then current Company policy, and any unused vacation shall be subject to the terms of the Company’s then-current vacation policy, or if applicable, any vacation amount set forth in a written letter agreement between the Employee and the Company.

3. Termination of Employment.

(a)	For Due Cause. If the Company has Due Cause (as defined below) to terminate the Employee’s employment, the Company will be entitled to terminate the Employee’s employment at any time by delivering written notice of that termination to the Employee, in which event (i) that termination will be effective immediately on the delivery of that notice, (ii) the Company will pay to the Employee his Base Salary accrued and unpaid to the date of that termination, and (iii) all the rights and benefits the Employee may have under any Company employee benefit plans or stock option awards, stock grant awards or other equity based incentive awards (“Equity Awards”) will be determined in accordance with the terms and conditions of those plans or Equity Awards.

“Due Cause” means (i) the material failure by the Employee to fulfill the Employee’s duties or the Employee’s misconduct or gross neglect in the performance of such duties, (ii) the Employee’s material breach of, or otherwise material failure to comply with, the Company’s policies and procedures, (iii) the Employee’s commission of fraud, misappropriation, embezzlement or an act of moral turpitude, or (iv) the Employee’s commission of any felony for which the Employee is convicted. For the purposes of this paragraph, the term “Company” includes subsidiaries of the Company.

(b)	Death or Disability. If the Employee dies or suffers a Disability (as defined below) (i) the Employee’s employment will terminate on the date of his death or Disability, (ii) the Company will pay to the Employee or his estate the Employee’s Base Salary accrued and unpaid to the date on which he died or became disabled, and (iii) all the rights and benefits the Employee (or his estate) may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.

“Disability” means the Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Employee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for ninety (90) consecutive days out of any three hundred sixty-five (365) day period.

(c)	Termination by the Employee. The Employee may terminate his Employment with the Company at any time for any reason by providing at least fourteen (14) days’ prior written notice to the Company, in which event (i) the Company will pay to the Employee his Base Salary accrued and unpaid to the date the employment terminates, and (ii) all the rights and benefits the Employee may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.

(d)

Involuntary Termination by Company. The Company will be entitled to terminate the Employee’s employment at any time for any reason. If the Company terminates the Employee’s employment for any reason other than Due Cause, death or Disability (i) the Company will pay to the Employee (A) his Base Salary accrued and unpaid to the date of termination and (B) subject to Section 3(f) of this Agreement, as severance, an amount equal to one (1) times his then current Base Salary to be paid in a cash lump sum payment within five (5) days after the date that the Employee has executed the Release described in Section 3(f) and such Release has become effective (but in any event no later than 2  1/2 months after the end of the calendar year in which such termination occurs), and (ii) all the rights and benefits the Employee may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.

(e)

Involuntary Termination by Company following a Change of Control. Notwithstanding any other provision contained herein, and in lieu of any payment under Section 3(d), if the Company or its successor terminates the Employee’s employment for any reason other than Due Cause, death or Disability, within twelve (12) months following a Change of Control (as defined below) (i) the Company will pay to the Employee (A) his Base Salary accrued and unpaid to the date of termination and (B) subject to Section 3(f) of this Agreement, as severance, an amount equal to one and half (1.5) times his then current Base Salary to be paid in a cash lump sum payment within five (5) days after the Employee has executed the Release described in Section 3(f) and such Release has become effective (but in any event no later than 2  1/2 months after the end of the calendar year in which such termination occurs), and (ii) all the rights and benefits the Employee may have under any Company employee benefit plans or Equity Awards will be determined in accordance with the terms and conditions of those plans or Equity Awards.

“Change of Control” means that point in time which:

(a) a person, entity or group (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), directly or indirectly acquires beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act) of thirty percent (30%) or more of the then outstanding shares of common stock of the Company as a result of such acquisition (provided, however, that such Change of Control does not occur solely as a result of a reduction in the number of shares of Company common stock outstanding due to a repurchase of Company common stock by the Company or its subsidiaries), or

(b) during a twenty-four (24) consecutive month period a majority of the members of the Board of Directors of the Company is replaced by Directors not endorsed by the persons who were members of the Board before the new Directors’ appointment.

(f)	The Company’s obligation to make any payments under Section 3(d) or Section 3(e) of this Agreement is conditioned on Employee’s execution and delivery of the Company’s then standard form Release of Claims Agreement in favor of the Company and its subsidiaries and affiliates and any of the employees, officers, directors and agents of the foregoing and such Release becoming effective within seven (7) days following the date of termination or such other shorter time as expressly provided in the Release. To the extent any amount payable under Section 3(d) or (e) of this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the period during which the Employee has discretion to execute or revoke the general release of claims straddles two taxable years of the Employee, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Employee actually delivers the executed general release of claims to the Company. The Employee may not, directly or indirectly, designate the calendar year of payment.

(g)	Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer, manager or member of the board of directors (or a committee thereof) of the Company and its subsidiaries and affiliates.

(h)	Termination of Employment. Upon the termination of the Employee’s employment with the Company, its subsidiaries and affiliates, the Company shall have no obligation to pay any other amount except as expressly provided herein.

4. Intellectual Property. The Employee agrees to and hereby assigns to the Company all of the Employee’s rights to ideas, concepts, processes, inventions, improvements and developments, patentable or unpatentable, including the right to invoke the benefit of the right of priority provided by any International Convention for the Company to invoke and claim such right or priority (collectively, “Intellectual Property”), without further written or oral authorization, which, during the period of the Employee’s employment by the Company (including prior to the date of this Agreement), the Employee has made or conceived or hereafter may make or conceive, whether solely or jointly with others: (a) with the use of the Company’s time, materials, or facilities; (b) resulting from or suggested by the Employee’s work for the Company; or (c) in any way appertaining to any subject matter which shall be within the existing or contemplated business of the Company. All such Intellectual Property shall automatically be deemed to become the property of the Company immediately as soon as made or conceived. The Employee’s obligation to assign the rights to such Intellectual Property shall survive the discontinuance or termination of the Employee’s employment for any reason.

The Employee agrees to promptly disclose to the Company any Intellectual Property that the Employee develops or conceives. The Employee agrees to make and maintain adequate written records of any Intellectual Property in the form of notes, sketches, drawings or reports. These records shall be and remain the property to the Company at all times.

At any time requested by the Company, either during employment or after, and without charge to the Company, but at its expense, the Employee agrees to execute, acknowledge and deliver all such further papers, including applications for patents, and to perform such other lawful acts as, in the opinion of the Company, may be necessary to obtain or maintain patents for such Intellectual Property in any and all countries and to vest title thereto in the Company.

Upon termination of employment with the Company, the Employee agrees to return to the Company all property of the Company of which the Employee has had custody and to deliver to the Company all notebooks and other data relating to research or experiments conducted by the Employee or any Intellectual Property made by the Employee and to make full disclosure relating to such research, experiments or Intellectual Property relating to the products, processes or methods of manufacture of the Company or otherwise covered by this Agreement.

5. Confidentiality. The Employee realizes that in the course of his employment, the Company has already revealed and will necessarily continue to reveal to the Employee, or that the Employee has already developed and may develop, proprietary, secret or confidential information in connection with the Company’s business. The Employee hereby agrees:

a.	To keep in strictest confidence during and subsequent to the Employee’s employment all information identified as secret or confidential or which, from the circumstances, in good faith and conscience should be treated as confidential, relating to the products, machines, methods, or manufacture, composition, inventions, discoveries or trade secrets or secret processes, price lists, sales plans, marketing strategies, logical flow diagrams, including computer programs, customer lists, business plans, internal memoranda, manuals, business forms or any other information of the business or affairs of the Company (collectively, “Confidential Information”) which the Employee may acquire or develop in connection with or as a result of his employment.

b.	Except as instructed by the Company during his employment, the Employee will not use any Confidential Information and without the prior written consent of the Company, the Employee will not directly or indirectly publish, communicate, divulge or describe to any unauthorized person or patent any such information during the period of his employment with the Company or at any time subsequent thereto.

c.	This covenant shall not apply to information already in the public domain other than as a result of any violation, directly or indirectly, of this Agreement by the Employee, or information which has been released to the public by the Company.

6. Covenant Not to Compete. The Employee agrees and acknowledges that due to the Confidential Information, and personal contacts with the customers, prospective customers, and employees of the Company, which the Employee has already acquired and will continue to acquire during the course of his employment by the Company, that the Company would be irreparably damaged should the Employee in any way enter into competition with the Company. Therefore, the Employee agrees that at all times during his employment by the Company and for a period of three (3) years following the termination of employment for any reason that neither the Employee nor any Affiliate (as defined below) will, without the prior written consent of the Company:

a.	Either directly or indirectly, (i) become financially interested in a Competing Enterprise (as defined below) (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange), or (ii) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or employee, or any other capacity; or

b.	Either directly or indirectly, contact, communicate or solicit any distributor or customer of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company’s detriment; or

c.	Either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others (whether a Competing Enterprise or not), knowingly solicit, divert, or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or any of its subsidiaries, whether or not such employee is a full-time or a temporary employee of the Company or any of its subsidiaries and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.

The parties agree and acknowledge that the restrictions contained in this section are reasonable, and necessary to protect the Company’s legitimate interests in its customers, accounts and other secret and confidential information.

Each party agrees that if a court of law determines that this covenant is unreasonable as to time, geographic area, or scope of activity, that the Company and the Employee shall be deemed to have consented to, and are deemed to have requested, reformation of this covenant by such court to the extent necessary to make such covenant reasonable.

For the purposes of this Section 6:

“Affiliate” means any person or entity directly or indirectly controlled by the Employee. As used herein, the word “control” means the power to direct the management and affairs of a person.

“Competing Enterprise” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is primarily engaged in the business of producing or selling fish meal, fish oil, or fish solubles.

7. Equitable Remedies. The Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in this Agreement. Accordingly, the Employee agrees that if he breaches this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such provision of the Agreement. The Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and the Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

8. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement must be in writing and will be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows or to such other address as a party may specify by notice pursuant to this provision:

If to the Company:    Omega Protein Corporation

                                      2105 City West Blvd, Suite 500

                                      Houston, Texas 77042

                                      Attn: General Counsel

If to the Employee:    To the last address on file with the Company

9. Governing Law; Venue This Agreement will be governed by and construed in accordance with the substantive laws (other than the rules governing conflicts of laws) of the State of Texas. Both parties expressly consent to the personal jurisdiction of the state and federal courts located in Texas for any lawsuit filed there arising from or relating to this Agreement. Both parties expressly agree that any lawsuit pertaining to any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be filed in Harris County, Texas.

10. Term. The term of this Agreement shall continue in effect until an event specified in Section 3 shall have occurred, at which point the provisions of that section will control and after the completion of the requirements of such provisions and Sections 4, 5 and 6 of this Agreement, this Agreement will terminate.

11. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Employee and the Company relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Employee and the Company with respect to the subject matter hereof. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

12. Headings. The headings of sections and subsections hereof are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions hereof.

13. Tax Withholding. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

14. Separability. If any provision of this Agreement is rendered or declared illegal, invalid or unenforceable by reason of any existing or subsequently enacted legislation or by the final judgment of any court of competent jurisdiction, the Employee and the Company will promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

15. Assignments. The Company may assign this Agreement to any person or entity succeeding to all or substantially all the business interests of the Company by merger or otherwise without the consent of the Employee. The rights and obligations of the Employee under this Agreement are personal to him, and none of those rights, benefits or obligations will be subject to voluntary or involuntary alienation, assignment or transfer.

16. Effect of Agreement. Subject to the provisions of Section 15 with respect to assignments, this Agreement will be binding on the Employee and his heirs, executors, administrators, legal representatives and assigns and on the Company and its successors and assigns.

17. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same agreement.

18. Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party will not operate or be construed as a waiver by the waiving party of any subsequent breach by the other party.

19. Code Section 409A.

(a)	This Agreement is intended to comply with Section 409A of the Code to the extent any payment hereunder constitutes nonqualified deferred compensation under Section 409A of the Code.

(b)	The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Employee of any additional tax, penalty, or interest under Section 409A of the Code and to comply with Code Section 409A to the extent it is applicable and any term (whether or not defined herein) shall have the meaning required of such term in Code Section 409A to the extent it is applicable.

(c)	If the Company determines in good faith that any provision of this Agreement would cause the Employee to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board of Directors of the Company (or its delegate) in its sole discretion may reform such provision, if possible, to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(d)	The preceding provisions, however, shall not be construed as a guarantee by or responsibility of the Company, or any of its subsidiaries or affiliates, or any of the directors, officers, employees or agents of any of the foregoing of any particular tax effect or consequences to the Employee under this Agreement. The Company shall not be liable to the Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e)	With respect to any reimbursement of expenses of the Employee, as specified under this Agreement, such reimbursement of expenses shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f)	“Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of nonqualified deferred compensation subject to Section 409A of the Code, the Employee’s “separation from service” as defined in Section 409A of the Code.

(g)	If the Employee is a “specified employee” as such term is defined under Section 409A of the Code on the date of the Employee’s termination of employment and if the benefit to be provided under Section 3(d) or (e) of this Agreement or otherwise under this Agreement is subject to Section 409A of the Code and is payable on account of a termination of employment, payment in respect of such benefit shall not commence until the first business day that is six months after the Employee’s termination date and shall otherwise be paid as provided in this Agreement.

(h)	For the purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments but only to the extent such treatment is permitted under Code Section 409A.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement effective as of the date first written above.

OMEGA PROTEIN CORPORATION

By:    /s/ John D. Held

Name: John D. Held

Title: Executive Vice President

EMPLOYEE

        /s/ Dr. Mark Griffin

Dr. Mark Griffin

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